Exhibit 10.38

[Iridium Letterhead]

December 31, 2010

Eric Morrison

C/O Iridium Communications Inc.

8440 South River Parkway

Tempe, AZ 85284

Dear Eric:

This letter agreement (the “Agreement”) from Iridium Communications Inc. (the “Company”) amends your offer letter from the Company dated April 25, 2006 in order to bring that letter into compliance with, and correct certain ambiguities in respect of payments that are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement amends your offer letter only as expressly set forth herein.

Annual Bonus. Amounts earned under our Bonus Plan will be paid on the date on which annual bonuses are paid to all other similarly situated employees of the Company, but in no event later than March 15 of the year following the year in which your right to the annual bonus is no longer subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4). In order to earn any amounts under the Bonus Plan, you must remain employed through the payment date, except as set forth below.

Expense Reimbursement. If you are entitled to any expense reimbursements (including reimbursements for taxable benefits) in the course of your duties for the Company, and to the extent that any such reimbursements are subject to the provisions of Section 409A of the Code then: (a) you must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

Termination without Cause or Resignation upon Constructive Discharge. If your employment with the Company is terminated by the Company without “cause” (as defined under applicable law) (and other than as a result of your death or disability), or by you upon “Constructive Discharge” (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), the Company will pay you the following amounts as severance (collectively, the “Severance Benefits”), subject to your execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit A (the “Release”) within the 60-day period following your Separation from Service:

(i) an amount equal to three months of your then-current base salary, paid in equal installments on the Company’s normal payroll schedule over such period immediately following the date of Separation From Service, except for the delay pending the Release period as described below and except to the extent a delay in payment is required under Section 409A(a)(2)(B)(i) of the Code (as described below).

(ii) an amount equal to the annual bonus for the year of your Separation from Service that you would have earned (had you remain employed through the payment date), based on actual achievement of the designated performance metrics, pro-rated based on the number of days served in the year of Separation from Service, paid in a cash lump sum on March 15 of the year following the year of your Separation from Service, except to the extent a delay in payment is required under Section 409A(a)(2)(B)(i) of the Code (as described below).

“Constructive Discharge” means your resignation from all positions you then hold with the Company and its affiliates after the assignment of duties that are materially inconsistent with your position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of your responsibilities, provided you have given written notice of such material change to the Company’s General Counsel within 30 days after the first occurrence of such change, the Company has failed to materially cure such change within 30 days after receiving your notice, and your resignation from all positions you then hold with the Company and its affiliates is effective not later than 30 days after the end of such cure period.

All of the Severance Benefits are subject to deductions for applicable tax withholdings. No Severance Benefits will be paid prior to the day that is 60 days following the date of Separation From Service. On the 60th day following the date of Separation From Service, the Company shall pay in a single lump sum the aggregate amount of the cash Severance Benefits that the Company would have paid you through such date had the payments commenced on the Separation From Service through such 60th day, with the balance paid thereafter on the applicable schedules described above. The Severance Benefits are intended to fulfill any statutory obligation to provide notice or pay in lieu of notice.

Compliance with Code Section 409A. It is intended that all of the Severance Benefits and other payments payable under your offer letter, as amended by this Agreement, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, will be construed and interpreted in a manner that makes such amounts compliant with the requirements of Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary herein, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments or benefits due upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. For purposes of the offer letter, as amended by this Agreement, any reference to termination of employment shall be construed to mean a Separation from Service.

Your offer letter, as amended by this Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. To be clear, this Agreement supersedes all prior understandings (including those in the offer letter) regarding your rights to receive benefits upon a termination of your employment for any reason. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts and email or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign and return a copy to Jill Piovano on or before December 31, 2010.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Thomas J. Fitzpatrick
Name: Thomas J. Fitzpatrick
Title: Chief Financial Officer

EMPLOYEE

/s/ Eric Morrison
Eric Morrison

EXHIBIT A

GENERAL RELEASE

THIS AGREEMENT AND RELEASE, dated as of                     , 20     (this “Agreement”), is entered into by and between              (“Executive”) and Iridium Communications Inc. (the “Company”).

WHEREAS, Executive is currently employed with the Company; and

WHEREAS, Executive’s employment with the Company will terminate effective as of                     , 201    ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1. Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of the employment agreement by and between Executive and the Company, dated as of                  , 201    , as amended on December     , 2010 (the “Employment Agreement”); provided that, no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 5 below.

2. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and the Virginia Human Rights Act, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company Group, or (iii) any rights to indemnification preserved by the Employment Agreement or under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

3. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

5. Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time. The Company hereby agrees that its board of directors and the executives, managers and officers of the members of the Company Group shall not defame or disparage Executive in any medium to any person without limitation in time. Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IRIDIUM COMMUNICATIONS INC.

By:
Its:

EXECUTIVE

[Name]